Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of December 1, 2005 (the “Effective Date”) by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and John F. DeLorenzo (“Executive”).

1. Employment.

a. Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer (“CFO”) during the term of this Agreement. Executive will perform such duties as are customarily performed by CFOs of like organizations, including the duties as may reasonably be assigned from time to time by the Company’s Chief Executive Officer (“CEO”) that are consistent with such title and position. Executive shall report directly to the CEO. In performing his duties, Executive will abide by all applicable federal, state, and local laws, as well as the Company’s bylaws, rules, regulations and policies, as may be amended from time to time.

b. Executive shall devote his entire productive time, ability and attention to the Company’s business during the term of this Agreement. Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to passive private investments or from serving on the boards of directors of other entities (provided that any director position shall require the prior written consent of the CEO), as long as such activities and/or services do not interfere or conflict with his responsibilities to the Company, and any provision of this Agreement.. Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Company, or which in any other way creates a conflict of interest, except for up to one percent (1%) ownership interests in public companies. During the term of this Agreement, Executive shall not in any way engage or participate in any business that is in competition with the Company.

2. Term. Beginning on the Effective Date, the Company agrees to employ Executive and Executive accepts employment with the Company until December 31, 2008, or until such time that Executive’s employment is terminated in accordance with the terms of this Agreement.

3. Salary and Benefits.

a. Salary. Executive will receive an annual base salary of Four Hundred Eight Thousand Eight Hundred Seven Dollars ($408,807), payable in equal installments according to the Company’s regular paydays, less any applicable taxes and withholding (the “Base Annual Compensation”). The Base Annual Compensation may be increased, in the discretion of the Company’s Compensation Committee, on the first and second anniversaries of the Effective Date of this Agreement. The increase, if any, to the Base Annual Compensation made on the first and/or second anniversaries of the Effective Date of this Agreement shall be made with reference to the increase in base compensation given, in the same time period, to the Company’s employees generally.

b. Discretionary Bonus. Executive is eligible for a discretionary annual bonus of up to fifty percent (50%) of his then-applicable Base Annual Compensation, subject to the approval of the Company’s Compensation Committee.

c. Benefit Coverage. Executive is entitled to participate in all executive benefit programs and plans established by the Company from time to time for the benefit of its executives generally and for which Executive is eligible.

d. Vacation and Holidays. Executive is entitled to paid vacation time in accordance with the vacation policies established by the Company for its employees, as may be amended from time to time. Executive will also be entitled to the paid holidays as set forth in the Company’s policies.

e. Car Allowance. Executive will receive Six Hundred Dollars ($600) per month as a car allowance.

f. Stock Options. Executive is eligible for grants of stock options under the Entravision Communications Corporation 2004 Equity Incentive Plan.

g. Miscellaneous. The Company will indemnify Executive consistent with the Company’s other executive officers and its legal obligations under California Labor Code Section 2802.

4. Termination of Employment.

a. The Company or Executive may terminate this Agreement and Executive’s employment at any time, with or without Cause (as defined below).

b. In the event Executive is terminated for “Cause,” Executive shall not be entitled to any severance compensation or any other compensation from the Company except for such salary and benefits as Executive may have earned prior to Executive’s termination. If terminated for “Cause,” Executive shall be ineligible for any bonus, prorated or otherwise. For purposes of this Agreement, the Company may terminate this Agreement for “Cause” for any of the following reasons:

(i) Executive’s continued failure to substantially perform his job duties and responsibilities, provided that written notice is provided by the Company and the performance problem is not satisfactorily cured within sixty (60) days.

(ii) Executive’s serious misconduct, dishonesty or disloyalty, which is actually or potentially harmful to the Company.

(iii) Executive’s willful, reckless or grossly negligent act or omission that is materially harmful to the Company.

(iv) Executive’s material breach of any provision of this Agreement, provided written notice of such breach is given by the Company and Executive is given at least thirty (30) days to cure the breach.

c. Should the Company terminate Executive’s employment without Cause, or should Executive voluntarily terminate his employment for Good Reason (as defined below), in addition to (i) salary and benefits Executive might have earned prior to his termination and (ii) any discretionary bonus approved by the Company’s Compensation Committee prior to his termination, the Company will pay Executive severance pay in an amount equal to Executive’s then-current Base Annual Compensation (exclusive of incentive or bonus pay, benefits and other non-cash remuneration) multiplied by one (1). Payment of severance compensation under this Section 4 shall be paid in equal payments, corresponding to the Company’s usual executive paydays. Executive’s receipt of the severance payment described in this Paragraph 4(c) is conditioned upon Executive’s executing a customary form of release whereby Executive waives all claims arising out of his employment and termination of employment.

d. For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in Executive’s then-current Base Annual Compensation, unless such reduction is applicable generally to similarly-situated senior executives of the Company, (ii) a Change in Control (as defined below) of the Company in which Executive is not offered continued employment as (1) the chief financial officer of the Company, (2) the chief financial officer of the surviving entity or (3) the chief financial officer of a separate division or subsidiary of the surviving entity (provided that such division or subsidiary must have assets and operations comparable to the assets and operations of the Company immediately prior to the Change in Control); or (iii) the requirement, within 120 days following a Change in Control of the Company, that Executive move his residence outside the greater Los Angeles, California metropolitan area. For purposes of this Agreement, “Change in Control” shall mean the acquisition of the Company by another entity by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), where the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity. Any termination for Good Reason shall be communicated by Executive’s delivery of written notice to the Company, in accordance with Section 6 hereof, indicating that Executive is voluntarily terminating his employment for Good Reason and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment for Good Reason.

5. Confidentiality.

a. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known to the public and which gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company

(hereinafter referred to as “Confidential Information”). Confidential Information includes all information disclosed by the Company or its clients, and information learned by Executive during the course of employment with the Company. Notwithstanding the foregoing, Confidential Information shall not be information which: (i) has entered the public domain through no action or failure to act of Executive; (ii) prior to disclosure hereunder was already lawfully in Executive’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Executive on a non-confidential basis from a third party who has the right to disclose such information to Executive; or (iv) is ordered to be or otherwise required to be disclosed by Executive by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

b. At all times during and after Executive’s employment with the Company, he will keep confidential and not use or disclose to any third party any Confidential Information, except in the course of his employment with the Company.

c. While employed by the Company and for one (1) year thereafter, Executive may not, either directly or through any other person or entity (i) use Confidential Information to solicit or attempt to solicit any employee, consultant, vendor or independent contractor of the Company or (ii) use Confidential Information to solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company’s customer, vendor or distributor list.

6. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed to the party’s last know address.

7. Waiver of Breach. The waiver by either party, or the failure of either party to claim a breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach.

8. Assignment. The rights and obligations of the respective parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by Executive without prior written consent of the Company.

9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said subject matter in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing and signed by both Executive and the CEO of the Company.

10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

11. Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, the remaining provisions hereof shall remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this Agreement.

12. Remedy for Breach. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision with this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and other costs reasonable incurred in such action or proceeding.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

“Company”	Entravision Communications Corporation, a Delaware corporation

	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

“Executive”

/s/ John F. DeLorenzo
John F. DeLorenzo

[Signature Page to Executive Employment Agreement]